EXHIBIT 10.7
Fair Isaac Corporation
2021 Long-Term Incentive Plan
Global Employee Non-Statutory Stock Option Agreement
Option Terms and Conditions1
1.    Grant of Stock Options. The Company hereby grants to you, subject to the terms and conditions in this Global Employee Non-Statutory Stock Option Agreement, including the terms for Participants outside the United States set forth in the Addenda (collectively, the “Agreement”) and subject to the terms and conditions of the Plan, an option to purchase the number of Shares specified on the cover page of this Agreement (the “Option”).
2.    Non-Statutory Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.
3.    Vesting and Exercise Schedule. This Option will vest and become exercisable as to the portion of Shares and on the dates specified on the cover page to this Agreement, so long as you remain an Employee. The vesting and exercise schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares that may then be purchased under that schedule.
    Vesting and exercisability of this Option will be accelerated during the term of the Option if your Service to the Company or any Affiliate terminates because of your death or Disability, as provided in Section 6(e)(2) of the Plan. Vesting and exercisability will also be accelerated under the circumstances described in Section 12(d) of the Plan and may be accelerated by action of the Committee in accordance with Sections 3(b)(2), 12(b)(3) and 12(c) of the Plan. Vesting and exercisability may also be accelerated upon the occurrence of events and in accordance with the terms and conditions specified in any other written agreement you have with the Company.
4.    Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:
(a)the expiration date specified on the cover page of this Agreement;
(b)the expiration of any applicable period specified in Section 6(e) of the Plan during which this Option may be exercised after your termination of Service;
(c)if the Committee has taken action to accelerate exercisability in accordance with Sections 13(b)(3) or 13(c) of the Plan, the expiration of any applicable exercise period specified by the Committee pursuant to such action;
(d)the date (if any) fixed for cancellation of this Option pursuant to Section 13(b)(2) or 13(d) of the Plan; or
(e)the expiration of any applicable period specified in any other written agreement you have with the Company providing for accelerated vesting and exercisability.
* To the extent any capitalized term used in this Agreement is not defined, it has the meaning assigned to it in the Plan as the Plan currently exists or as it is amended in the future.

5.    Service Requirement. Except as otherwise provided in Section 6(e) of the Plan, and as may otherwise be provided by action of the Committee in accordance with Sections 13(b)(3) or 13(c) of the Plan, this Option may be exercised only while you continue to provide Service to the Company or an Affiliate as an Employee, and only if you have continuously provided such Service since the date this Option was granted.
6.    Leave of Absence. Your Service as an Employee will be deemed continuing while you are on a leave of absence approved by the Company in writing or guaranteed by applicable law or other written agreement you have entered into with the Company (an “Approved Leave”). If you do not resume providing Service as an Employee following your Approved Leave, your Service will be deemed to have terminated upon the expiration of the Approved Leave.
7.    Exercise of Option. Subject to Section 5 of this Agreement and to the Company’s policies governing trading in its securities, the vested and exercisable portion of this Option may be exercised through use of the account maintained for you at E*TRADE or another automated electronic platform approved by the Company or through delivery to the Company’s Stock Administration office of written notification of exercise that states the number of Shares to be purchased and is signed or otherwise authenticated by the person exercising this Option. If the person exercising this Option is not the Participant, he or she also must submit appropriate proof of his or her right to exercise this Option.
8.    Payment of Exercise Price. When you exercise your Option pursuant to Section 7 of this Agreement, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:
    (a)    to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised to the Company in payment of the exercise price of such Shares and, to the extent consistent with Section 9 of this Agreement, in payment of Tax-Related Items (as defined below);
    (b)    by a reduction in the number of Shares to be delivered to you upon exercise, such number of Shares to be withheld having an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares for which the Option is being exercised; or
    (c)    your personal check, a cashier’s check or money order payable in United States (“U.S.”) Dollars.
    However, if the Committee determines, in any given circumstance, that payment of the exercise price by authorizing the Company to retain Shares pursuant to subsection (b) above is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner. Moreover, if the Committee determines that payment of the exercise price by one of the methods specified above is required or desirable for legal or administrative reasons, you will be required to pay the exercise price by such method.
9.    Tax Consequences and Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing you (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option and the subsequent sale of Shares acquired pursuant to such exercise, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you agree to make arrangements acceptable to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligation for the Tax-Related Items by one of the following methods:
(i)    withholding from your wages or other cash compensation payable to you by the Company or any Affiliate;
(ii)    withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent);
(iii)    delivery of your authorization to E*TRADE (or another broker designated by the Company) to transfer to the Company from your account at such broker the amount of such Tax-Related Items; and/or
(iv)    any other method approved by the Company and permitted under applicable law.
To the extent permitted under the Plan and applicable law, the Company and/or the Employer may withhold for Tax-Related Items by considering the applicable minimum statutory withholding rate or such other rate as may be permitted under the Plan up to the maximum rate applicable in your jurisdiction. In the event of any over-withholding, you will have no entitlement to the over-withheld amount in Shares and such amounts may be refunded to you in cash in accordance with applicable law.
The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
10.    Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and exercise price provided for above, and determines that all conditions to exercise, including the tax withholding provisions of Section 9 and the compliance provisions of Section 19 of this Agreement, have been satisfied, it will arrange for the delivery of the Shares being purchased. Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account maintained for you at E*TRADE (or another broker designated by the Company), or by another method provided by the Company. All Shares so issued will be fully paid and nonassessable.
11.    Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option other than by a transfer upon your death in accordance with your will, by the applicable laws of descent and distribution in your country or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan (to the extent such designation is valid under applicable law). Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.
12.    No Shareholder Rights Before Delivery of Shares. Neither you nor any permitted transferee of this Option will have any of the rights of a shareholder of the Company with respect to any Shares subject to this Option until such Shares have been delivered to you or your permitted transferee pursuant to Section 10 of this Agreement. No adjustments shall be made for dividends or other rights if the applicable record date occurs before such delivery has been effected, except as otherwise described in the Plan.
13.    Nature of Grant. In accepting the grant of this Option, you acknowledge, understand and agree as follows:
(a)The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(b)The grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past.
(c)All decisions with respect to future option grants, if any, will be at the sole discretion of the Committee.
(d)You are voluntarily participating in the Plan.
(e)This Option and any Shares subject to the Option, and the income from and value of the same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate (including, as applicable, the Employer) and which are outside the scope of your employment contract, if any.
(f)This Option and any Shares subject to the Option, and the income from and value of the same, are not to be considered part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.
(g)This Option and any Shares subject to the Option, and the income from and value of the same, are not intended to replace pension rights (if any) or compensation.
(h)Unless otherwise agreed with the Company, this Option and the Shares subject to the Option, and the income from and value of the same, are not granted as consideration for, or in connection with, the services you may provide as a member of the board of directors or as a legal representative of an Affiliate.
(i)In the event that the Employer is not the Company, the grant of the Option will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of this Option will not be interpreted to form an employment contract with any Affiliate (including, as applicable, the Employer).
(j)This Option and Agreement do not give you a right to continued Service with the Company or any Affiliate (including the Employer) and the Employer may terminate your Service at any time subject to local law and the terms of your employment agreement, if any, and otherwise deal with you without regard to the effect it may have upon you under this Agreement.
(k)The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; if the underlying Shares do not increase in value, the Option will have no value; if you exercise your Option and acquire Shares, the value of such Shares may increase or decrease, even below the exercise price.
(l)No claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).
(m)Neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
14.    Data Privacy. The Option shall be subject to the Data Privacy Terms attached hereto as Addendum A. Moreover, if you relocate into or out of the European Union, European Economic Area, or the United Kingdom, the Company will determine the application of the Data Privacy Terms as necessary or advisable for legal or administrative reasons. Addendum A constitutes part of this Agreement.
15.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
16.    Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
17.    Choice of Law and Venue. This Option and Agreement will be interpreted and construed in accordance with and governed by the laws of the State of Minnesota, and all Participants agree to the exclusive venue and jurisdiction of the State and Federal Courts located in Hennepin County, Minnesota and waive any objection based on lack of jurisdiction or inconvenient forum. Any action relating to or arising out of this Plan must be commenced within one year after the cause of action accrued. This provision will not apply to Participants who relocate and primarily reside and work in California.
18.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
19.    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Options prior to the completion of any registration or qualification of the Shares under any U.S. federal, state or foreign securities or exchange control law or under rulings or regulations of the U.S.

Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.
20.    Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the SEC or any national securities exchange on which the Stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.
21.    Insider Trading/Market Abuse Restrictions. You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and your country of residence, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., Options) or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as set forth in the “Statement of Company Policy as to Trades in the Company’s Securities By Company Personnel and Confidential Information.” You are responsible for ensuring compliance with any applicable restrictions.
22.    Country-Specific Terms. The Option shall be subject to the Country-Specific Terms attached hereto as Addendum B. Moreover, if you relocate to one of the countries included in Addendum B, the country-specific terms will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reasons. Addendum B constitutes part of this Agreement.
23.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.    Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in English, and understand the provisions in this Agreement and the Plan. Further, if you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
26.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
27.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
28.    Foreign Asset/Account Reporting, Exchange Control Requirements. Certain foreign asset and/or foreign account reporting requirements and exchange controls may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You are responsible for complying with any applicable regulations and should consult your personal legal and tax advisors for any details.
By accepting this Option in the manner prescribed by the Company, you agree to all the terms and conditions described in this Agreement and in the Plan.